Exhibit 10.30

Certain identified information has been excluded… because it is both not material and is the type of information the registrant treats as private or confidential. Redactions are indicated by [***].

[***]

Summer Water Bulk Wine Agreement

EFFECTIVE DATE: August 29th, 2024

[***] (“Seller”) agrees to sell and Summer Water, Inc a subsidiary of Amass Brands Inc. (“Buyer”) agrees to purchase the following bulk wine (“Bulk Wine”) subject to the terms and conditions of this Agreement:

1. VARIETY	AVA	Gallons / Tons
Grenache Rosé	Central Coast	150,000

2. TERM: This Agreement will commence on the Effective Date and will be effective for an initial term of harvest years: 2024 through 2028 (the “Initial Term”). After the Initial Term, this Agreement shall automatically extend for consecutive years unless either party gives written Notice to the other of their intent to terminate. Notice of intent to terminate must be delivered in accordance with the Notice procedures below, and must be received after January 1 and before March 1 of any year, but not earlier than the final year of the Initial Term. If Notice is timely received then the final harvest year of the Term shall be the year in which the Notice was received. By way of example only, Notice of intent to terminate received before March 1, 2028 would terminate this Agreement after the 2028 harvest.

3. PRICING: $13.50/gallon for 2024 - 2028 vintages. Upon entering into the evergreen, pricing will increase by 3% per annum and will cap at $14.00 for the duration of the evergreen. See Exhibit A for scaled pricing.

4. PAYMENT TERMS: Net cash due in four (4) payments as follows:

25% due September 1 of current harvest year

25% due December 1 of current harvest year

25% due March 1 of the year following harvest

25% due June 1 of the year following harvest

5. LATE PAYMENTS: Any invoice for which payment is not received within ten (10) days after the date on the invoice shall incur interest at one and a half percent (1.5%) per month, or any part thereof, from the date due until paid in full. In the event any invoice is more than forty-five (45) days past due, Seller may, in its sole discretion, sell all or any portion of the Bulk Wine to a replacement buyer with no further obligation to Buyer, provided, however, that Buyer shall remain obligated to pay Seller for any decrease in the sale price suffered by Seller when comparing the price in this Agreement to the sale price Seller receives from a replacement buyer.

6. APPLICATION OF PAYMENTS: Seller shall have the right to apply payments received from Buyer pursuant to this Agreement, regardless of Buyer’s designation of such payments, to satisfy any obligations of Buyer hereunder, in such order and amounts as Seller, in its sole discretion, may elect.

7. ACCEPTANCE: Buyer shall accept the Bulk Wine produced each year by Dec 1 following harvest. Bulk Wine shall be deemed accepted by Buyer at the time all lots of Bulk Wine are loaded at Seller’s designated facility on to the freight carrier arranged and paid for by Buyer. Bulk Wine not paid for and shipped out within thirty (30) days after Dec 1 shall incur storage charges at the rate of $0.14 per gallon per month or any portion thereof. Title to the Bulk Wine and delivery to Buyer shall not occur until Seller has received 100% of the total purchase price, including all accrued interest, storage fees and other sums to which Seller is entitled under this Agreement. Seller shall bear all risk of loss prior to acceptance by Buyer and Buyer shall bear all risk of loss from the time the Bulk Wine is accepted.

8. WINEMAKING AND BLENDING: Wine to be produced with certified Sustainable grapes starting in 2025. Consistent with California ABC and Federal TTB regulations regarding winemaking and responsibility for winery operations, Buyers winemaker(s) will (i) consult with Seller for purposes of particular winemaking procedures and specifications for the Bulk Wine and (ii) Buyers winemaker(s) shall direct the harvest of all grapes and (iii) monitoring of all fermentations and (iv) blending of the Bulk Wine at any time before December 1 of the current harvest year. Both parties acknowledge that Buyer desires certain specific winemaking procedures and specifications for the Bulk Wine. As such Buyer assumes all risk associated with Bulk Wine made and delivered pursuant to such instructions. Therefore Buyer shall provide said winemaking instructions and specifications in writing to Seller prior to the fermentation process. Any such winemaking instructions and specifications shall be delivered to Seller in accordance with the Notice procedures set forth below. Seller agrees to use commercially reasonable efforts to accommodate Buyer’s reasonable protocols and requests concerning particular winemaking procedures, specifications and blending of Bulk Wine. Before December 1 of the current harvest year, Seller agrees to send Buyer (or its designees) samples of Bulk Wine in reasonable quantities at no cost to Buyer for testing, evaluation and/or sampling purposes.

9. INDEMNIFICATION: Buyer shall indemnify, and hold harmless Seller, its members, managers, general and limited partners, officers, directors, agents, servants, affiliates, or employees from and against any and all claims, demands, losses, damages, injuries, liabilities, expenses, judgments, liens, encumbrances, orders and awards (all of which are collectively referred to as “Claims”), together with attorneys’ fees and litigation expenses, relating to or resulting from, Buyer’s use of the Bulk Wine. All indemnification obligations of Buyer under this Agreement shall survive and remain in full force and effect as to Claims occurring after this Agreement is completed or terminated.

10. CONFIDENTIALITY: Neither party shall issue, cause or permit the publication of any advertisement, press release or other public announcement (including, but not limited to the announcement on such person’s website) with respect to the existence or any of the terms of this Agreement including, but not limited to, the identity of the other party, without the prior express written consent of the other party.

11. LIMITATIONS OF LIABILITY & DISCLAIMERS: Except as expressly set forth in this Agreement and to the extent permitted by applicable law, each party hereby expressly disclaims all representations or warranties, whether express, implied or statutory, including, without limitation, any implied warranties of merchantability, fitness for a particular purpose or non-infringement, and any warranties that may arise from course of performance, course of dealings, or usage of trade.

12. FORCE MAJEURE: The obligations of each party under this Agreement shall be suspended during the period and to the extent that such party is prevented or hindered from complying with its obligations hereunder, due to causes beyond such party’s reasonable control. Such “Force Majeure Events” including, but not limited to: (i) acts of God, (ii) flood, fire or explosion, (iii) war, invasion, terrorism, riot or other civil unrest, (iv) other disaster(s) or catastrophe(s), such as pandemics, epidemics, or quarantines, (v) changes to law on or after the Effective Date, (vi) actions, embargoes or blockades in effect on or after the Effective Date, (vii) court order or any other action, mandate or order from any governmental or regulatory authority, (viii) national or regional emergency, (ix) strikes, labor stoppages, shortages or slowdowns or other industrial disturbances, excluding those of either party, its affiliates, and related parties, (x) shortage of adequate power or transportation facilities, or (xi) drought, frost, pest or disease infestation affecting grape production. The party suffering a Force Majeure Event shall give Notice in accordance with the procedures below of suspension as soon as reasonably practicable to the other party stating the date and extent of such suspension and the cause thereof, and shall use commercially reasonable efforts to resume the performance of its obligations as soon as reasonably practicable. Should a Force Majeure Event prevent a party from performing its obligations hereunder for a period of thirty (30) consecutive days or more, the other party shall have the right, but not the obligation, to terminate this Agreement by providing written notice to the affected party prior to the affected party resuming compliance with its obligations hereunder. In the case Seller terminates this Agreement due to a Force Majeure Event suffered by Buyer, Seller shall be entitled to retain all payments made up to that date.

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13. GRANT OF SECURITY INTEREST: To secure faithful and timely performance of Buyer’s obligations to pay for the Bulk Wine under this Agreement, Buyer hereby grants to Seller, in addition to any statutory lien, a lien on, and security interest in the Bulk Wine and all products and proceeds thereof. Buyer hereby grants Seller the right to file a UCC-1 Financing Statement for filing with the California Secretary of State or other applicable place of filing and such other documentation requested by Seller to perfect and maintain the security interest provided by Seller hereby. Seller shall have all of the rights of a secured creditor under the California Uniform Commercial Code. The security interest hereby granted shall survive the termination of this Agreement if any of the obligations secured thereby remain unsatisfied after such termination.

14. NOTICE: All notices and communications under this Agreement must be in writing and shall be deemed to have been duly given when (i) sent by email or (iii) text message, provided that a tangible copy is subsequently sent to such party at the appropriate address set forth at the bottom of this Agreement (or to such other addresses as a party may designate by written notice).

15. SUCCESSORS AND ASSIGNS; ASSIGNMENT: This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns. Neither party may assign any of its rights (including, without limitation, by way of merger, acquisition, stock sale, asset sale, exclusive license, consolidation, operation of law or otherwise) or delegate any of its obligations hereunder without the prior written consent of the other party. Any assignment or delegation in violation of this provision shall be null and void.

16. OWNERSHIP TRANSITION: If Buyer ceases to exist by way of merger, acquisition, stock sale, asset sale, consolidation, operation of law or otherwise, Buyer shall (i) give Seller Notice in accordance with the Notice procedures set forth above, of an intent to sell, including the identity of the successor and (ii) require the successor owner of any of Buyer’s assets, including but not limited to its wine brand(s), to (a) assume Buyer’s obligations under this Agreement or (b) pay Seller for any decrease in the sale price suffered by Seller when comparing the price in this Agreement to the sale price Seller receives from any replacement buyer.

17. GOVERNING LAW AND VENUE: This Agreement shall be governed by, and construed under, the laws of the State of California governing a contract made and wholly performed within the State of California, without reference to conflict of laws principles that would require the application of the law of any other jurisdiction. Each party hereby submits to the exclusive jurisdiction of the state courts of the State of California, located in the County of Santa Barbara, California for the purpose of any action or proceeding (whether in contract or in tort) that may be based upon, arise out of or relate to any dispute between the parties. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Nothing in this Agreement shall prevent any party from seeking to obtain injunctive relief in court if necessary to prevent irreparable harm.

18. ATTORNEY’S FEES: If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover from the other party the prevailing party’s reasonable attorney’s fees, costs and necessary disbursements related to such action incurred both before and after judgment in addition to any other relief to which such party may be entitled.

19. TERMINATION: In addition to any remedies that may be provided in this Agreement or by law, Seller may terminate this Agreement with immediate effect upon written notice to Buyer, if Buyer: (i) fails to pay any amount when due under this Agreement; (ii) has not otherwise performed or complied with any of the terms of this Agreement, in whole or in part; or (iii) becomes insolvent, files a petition for bankruptcy or commences or has commenced against it proceedings relating to bankruptcy, receivership, reorganization or assignment for the benefit of creditors.

20. ENTIRE AGREEMENT: This Agreement, along with any Personal Guaranty, contains the entire agreement between the parties with respect to the subject matter hereof, supersedes any and all other agreements related to the subject matter hereof, whether verbal or in writing, between the parties hereto. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party hereto, or anyone acting on behalf of any party hereto, which are not embodied herein, and that no other agreement, statement or promise related to the subject matter thereof not contained in this Agreement shall be valid or binding. Any modification of this Agreement shall be effective only if it is in writing, signed and dated by all parties hereto.

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21. COUNTERPARTS: This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:	SELLER:

Summer Water, INC	[***]

Signed by:	Accepted by:

/s/ Alex Savona
Name: Alex Savona	Name: [***]
Title: CEO Summer Water INC	Title: Owner

Address: 927 S Santa Fe Ave	Address:
Los Angeles CA, 90021	[***]

Email: alexandra@summerwater.com	Email: [***]

Telephone Number: [***]	Telephone Number: [***]

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